Contact: Robert Mosby, QMed, Inc. – 732-544-5544 x1107

QMed, Inc. Appoints Jane Murray CEO

Eatontown, New Jersey, April 9, 2006 – QMed, Inc. (NASDAQ Symbol: QMED) announced today that the Board of Directors has appointed Jane Murray Chief Executive Officer.

Ms. Murray had been named president in November 2006, having served as Executive Vice President and Chief Operating Officer for the previous five years. In her former positions, she was responsible for organizing and implementing the Company’s Medicare Advantage Special Needs Plans (SNPs) in South Dakota and New Jersey.

Bruce F. Wesson, chairman of the board said, “Our board is truly pleased to appoint Jane Murray as Chief Executive Officer at this important time. She has led our Company through an inflection point as enrollment in our Special Needs Plans has surged in South Dakota and the necessary strategic groundwork has been laid for potentially greater success in New Jersey. We have seen a building momentum across the Company’s activities and I am confident that, given her experience and her understanding of significant emerging trends in healthcare, she will produce results and deliver shareholder value.”

Ms Murray commented, “I am grateful to the Board for showing their additional confidence in me, especially at this important period, in which success is at hand for our strategic commitment to being a Medicare Special Needs Plan firm. I look forward to increasing and sequential growth for years to come and I believe that shareholders have every reason to expect high performance from me and from our entire Company.”

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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